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                                   EXHIBIT 99


                        [LOGO] GREAT LAKES AVIATION, LTD.


Contact:  A. L. Maxson
Executive Vice President Finance
Great Lakes Aviation, Ltd.
Bloomington, MN 55431
(612)767-7000

For Immediate Release
March 17, 1997

     Great Lakes Aviation, Ltd. (the "Company") reports that, based on preliminary information, the Company's net losses for the three months and twelve months ended December 31, 1996 were $6.4 million ($0.84 per share) and $11.3 million ($1.49 per share), respectively, compared to losses of $0.5 million ($0.06 per share) and $2.7 million ($0.35 per share) in the respective 1995 periods. Stockholders' equity at December 31, 1996 was $20.2 million. Both 1995 periods include a gain of $3.9 million on sale of slots at Chicago's O'Hare Airport. Losses for the most recently completed quarter were greater than anticipated due principally to flight cancellations resulting from severe weather conditions in the upper Midwest, increased fuel prices and to unanticipated turnover in flight personnel due to major carrier hiring. The above 1996 loss is before any adjustment to the value of spare parts inventory as described below.

     Severe weather conditions continued into January 1997 when, for the month on average, 27% of passengers holding reservations were not carried on the Company's United Express flights as a result of weather driven delays and other cancellations, changes in passenger plans, and multiple bookings. By comparison, in January 1996 approximately 15% of such passengers were not carried. In February 1997, this lost passenger percentage was 16%, up from 12% in February 1996. Unit fuel prices, however, have abated from the 1996 fourth quarter level.

     As a result of its recent losses, the Company is experiencing liquidity difficulties. The Company is currently negotiating with its principal creditor, which is also its primary aircraft supplier, and certain other creditors for deferral and other credit accommodations. Discussions with its principal and other creditors are ongoing, and there can be no assurance that such negotiations will be successful. The Company expects the report of its independent public accountants for fiscal 1996 to include a "going concern" qualification.

     These losses have resulted in a violation of a financial covenant contained in an agreement under which the Company leases two of its Brasilia aircraft.
The Company is not current on certain vendor accounts and scheduled lease and debt payments and has received a notice of default concerning non payment of obligations related to a short term lease under which it operates two of its Brasilia aircraft. There are also disagreements about interpretation of certain terms contained in the latter agreement. Although the Company is negotiating with these lessors and lenders, there can be no assurance that the lessors or lenders will agree to amend the agreements or waive the defaults.

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     During the fourth quarter of 1996, the Company returned three short term lease Beechcraft 1900C aircraft as part of an accelerated fleet reorganization program. Approximately $1.2 million was spent on early engine overhauls as a part of the lease return conditions. In addition, the Company plans to return three additional aircraft during the first half of 1997. As a consequence of reducing the number of Beech 1900C aircraft in its fleet, the Company believes that it has spare parts inventory in excess of its requirements. Certain spares have been sold in 1997 and efforts to further reduce this inventory continue. The Company is currently reviewing its investment in this inventory and expects to incur a substantial charge to write it down to estimated net realizable value. This charge will increase the 1996 fourth quarter and year to date loss and reduce the balance of stockholders' equity described above.

     Substantial schedule revisions have been implemented since October 1, 1996 to improve financial results. Service to twelve cities has been eliminated, which has the effect of making available five aircraft for return or for other services. These cities are:


          Carbondale, IL      Mankato, MN              Brookings, SD
          Galesburg, IL       Asheville, NC            Mitchell, SD
          Muncie, IN          Wilmington, NC           Milwaukee, WI
          Fairmont, MN        Grand Forks, ND          Washington, DC
                                                         (National)

As a result of certain of these schedule adjustments among other factors, January and February 1997 revenue per passenger mile (Yield) increased 9.3% and 14.6% respectively over the corresponding 1996 months, while passenger miles increased 0.1% in January and declined 5.8% in February compared to the 1996 months. February had one less day in 1997 than in 1996. The 10% Federal Ticket Tax was reinstated on March 7, 1997, and the ultimate impact of this on fare levels and traffic is unknown.

     Substantial strengthening of the system is expected to result starting in the second quarter from new non-stop services from Dubuque and Waterloo, Iowa, Sioux Falls, South Dakota and Fargo, North Dakota to Chicago's O'Hare airport; however, the level of market acceptance for these services is yet to be determined. Enhancing this is United's June 5, 1997 anticipated termination of Boeing 737 jet service in the Sioux Falls to Chicago O'Hare market. Further, recognition by the Department of Transportation of the costs of providing Essential Air Service to small communities has enabled the Company to negotiate substantial increases of public service revenues.

     Great Lakes Aviation, Ltd. maintains three regional airline marketing identities providing scheduled passenger and air freight service. In the Upper Midwest, the Company operates primarily as United Express under a cooperative agreement with United Airlines, Inc. and serves 54 destinations. Along the East Coast, the Company operates as Midway Connection under a cooperative agreement with Midway Airlines, Inc. and serves 13 destinations. In Arizona, New Mexico, certain cities in the Midwest, and Mexico, the Company operates under the name Great Lakes Airlines and serves 13 destinations, two of which are also served as United Express.

   Great Lakes Aviation, Ltd. trades on the NASDAQ/NMS under the symbol GLUX.


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